Exhibit 10.4


                              MORTGAGE INVESTMENTS
                            SUB-MANAGEMENT AGREEMENT

         THIS AGREEMENT is made and entered into as of December 17, 1997, by and between BLACKROCK FINANCIAL MANAGEMENT, INC. (the "Sub-Manager") and FRIEDMAN, BILLINGS, RAMSEY INVESTMENT MANAGEMENT, INC. (the "Manager").

                                    RECITALS

         WHEREAS, FBR Asset Management Corporation (the "Company") is scheduled to close the sale of shares of its common stock and acquire approximately $200 million that is to be invested from time to time; and

         WHEREAS, the Company has retained the Manager to manage its business and affairs including the investment of assets of the Company; and

         WHEREAS, the Sub-Manager has expertise in acquiring and managing a portfolio of mortgage loans and mortgage securities ("mortgage investments"); and

         WHEREAS, the Company intends to conduct its business in a manner that will permit it to qualify for the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, the Manager with the consent of the Company desires to retain the Sub-Manager to acquire and otherwise manage a portfolio of mortgage investments for the account of the Company in such amounts from time to time as may be determined by the Manager in consultation with the Sub-Manager; and

         WHEREAS, the Sub-Manager is willing to provide such services on the terms and conditions set forth below;

         NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

         SECTION 1. Appointment and Acceptance.

         The Manager hereby appoints the Sub-Manager as an "Investment Manager." The Manager represents and warrants that (a) it has all requisite authority to appoint the Sub-Manager hereunder, (b) the terms of the Agreement do not conflict with any obligations by which the Manager or the Company is bound, whether arising by contract, operation of law or otherwise and (c) this Agreement has been duly authorized by appropriate corporate action. The Sub-Manager does hereby accept said appointment and by its execution of this Agreement the Sub-Manager represents and warrants that it is registered as an investment adviser under the Investment Advisers Act of 1940.

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         SECTION 2. Duties of the Sub-Manager.

         (a) The Sub-Manager at all times will be subject to the supervision of the Manager and will have only such functions and authority as the Manager may delegate to it. The Sub-Manager will be responsible for the day-to-day operations of the Company with respect to its mortgage investments. The Sub-Manager will be responsible for the investment and reinvestment of those assets designated by the Manager as subject to the Sub-Manager's management (which assets, together with all additions, substitutions, and alterations thereto are hereinafter called the "Portfolio"). The Portfolio may include investments and instruments described in the guidelines for mortgage investments for the account of the Company. Until modified by the Manager, these guidelines shall be those set forth in Appendices A and A-1. The Company and the Manager hereby delegate to the Sub-Manager all of its powers, duties and responsibilities with regard to such investment and reinvestment and hereby appoints the Sub-Manager as its agent in fact with full authority to buy, sell or otherwise effect investment transactions involving investments in its name for the Portfolio. Said powers, duties and responsibilities shall be exercised by the Sub-Manager pursuant to and in accordance with this Agreement. Notwithstanding the foregoing, the Manager shall have full authority to direct the Sub-Manager with respect to the investments in the Portfolio.

         (b) The Sub-Manager will perform (or cause to be performed) such services and activities relating to mortgage investments of the Company as may be appropriate, including:

                   (i) serving as the Company's consultant with respect to formulation of mortgage investment criteria and preparation of mortgage investment policy guidelines;

                  (ii) furnishing reports to the Manager regarding the Company's mortgage investments and the services performed for the account of the Company by the Sub-Manager;

                 (iii) monitoring and providing to the Manager on an ongoing basis price information and other data, obtained from certain nationally recognized dealers that maintain markets in mortgage investments from time to time, and providing data and advice to the Manager in connection with the identification of such dealers;

                  (iv) performing and supervising the performance of such administrative functions necessary in the management of the Company's mortgage investments as may be agreed upon by the Sub-Manager and the Manager, including the maintenance of appropriate computer services to perform such administrative functions;

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                   (v) to the extent not otherwise subject to an agreement
         executed by the Manager or the Company, designating a servicer for mortgage loans sold to the Company by originators and arranging for the monitoring and supervision of such servicers;

                  (vi) counseling the Manager in connection with policy decisions relating to mortgage investments to be made by the Company;

                 (vii) consulting with the Manager regarding the maintenance of the Company's status as a REIT and assisting the Manager in monitoring compliance with the various REIT qualification tests and other rules set out in the Code and regulations thereunder;

                (viii) engaging in hedging activities relating to the Company's mortgage investments and consulting with the Manager to assure that such activities are consistent with maintaining the Company's status as a REIT;

                  (ix) upon request by and in accordance with the mortgage investment policy guidelines or with the direction of the Manager, investing or reinvesting any money of the Company; and

                   (x) consulting with the Manager regarding the maintenance of the Company's exemption from the Investment Company Act and assisting the Manager in monitoring compliance with the various requirements for such exemption.

         (c) Portfolio Management. The Sub-Manager will perform portfolio management services on behalf of the Manager with respect to the Company's mortgage investments. Such services will include, but not be limited to, consulting with the Manager on purchase and sale policies, collection of information and submission of reports pertaining to the Company's mortgage investments, periodic review and evaluation of the performance of the Company's portfolio of mortgage investments, acting as liaison between the Company and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of mortgage investments, and other customary functions related to mortgage investment portfolio management.

         (d) Reasonable Best Efforts. The Manager agrees to use its reasonable best efforts at all times in performing services for the Manager and the Company hereunder.

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         SECTION 3. Additional Activities of Sub-Manager. Nothing herein shall prevent the Sub-Manager or any of its Affiliates from engaging in other businesses or from rendering services of any kind to any other person or entity, including investment in, or advisory service to others investing in, any type of mortgage investment, including investments that meet the principal investment objectives of the Company. It is specifically understood and agreed that the Sub-Manager may directly or indirectly supply services of any nature, including investment advice and portfolio administration, to other companies seeking to qualify as a REIT, including companies sponsored or organized by it, that may be in direct or indirect competition with the Company. The Sub-Manager will not be required to resolve any conflicts of interest that may arise in connection with such competing services in favor of the Company, although employees performing services for multiple accounts will seek to allocate investment and disposition opportunities available to and appropriate for the accounts in a manner that is reasonably fair over time to each such account. The Manager agrees that the Sub-Manager may refrain from rendering any advice or services concerning securities of companies of which any of the Sub-Manager's, or affiliates of the Sub-Manager's officers, directors, or employees are directors or officers, or companies for which the Sub-Manager or any of the Manager's affiliates or the officers, directors and employees of any of them has any substantial economic interest, unless the Sub-Manager either determines in good faith that it may appropriately do so without disclosing such conflict to the Manager or discloses such conflict to the Manager prior to rendering such advice or services with respect to the Company's mortgage investments. From time to time, when determined by the Sub-Manager in its capacity of a fiduciary to be in the best interest of the Company, the Sub-Manager may on behalf of the Company purchase securities from or sell securities to an account managed by the Sub-Manager at prevailing market levels in accordance with the procedure under section 17(a)(7) of the Investment Company Act of 1940.

         SECTION 4. Commitments. In order to meet the investment requirements of the Company, as determined by the Manager from time to time, the Sub-Manager agrees, at the direction of the Manager, to issue on behalf of the Company commitments for the purchase of mortgage investments.

         SECTION 5. Bank Accounts. At the direction of the Manager, the Sub-Manager may establish and maintain one or more bank accounts in the name of the Company, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Manager may approve; and the Sub-Manager shall from time to time render appropriate accountings of such collections and payments to the Manager, the Company and, upon request, to the auditors of the Manager and the Company.

         SECTION 6. Records; Confidentiality. The Sub-Manager shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Manager and the Company at any time during normal business hours. The Sub-Manager shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to nonaffiliated third parties except with the prior written consent of the Manager.

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         SECTION 7. Obligations of Sub-Manager.

         (a) At the sole cost and expense of the Company, the Sub-Manager shall require each seller or transferor of mortgage investments to the Company to make such representations and warranties regarding such investments as may, in the judgment of the Sub-Manager, be necessary and appropriate. In addition, the Sub-Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Company's mortgage investments.

         (b) The Sub-Manager shall refrain from any action that, to the best of its knowledge, in its sole judgment made in good faith, would adversely affect the status of the REIT as a REIT or that, to the best of its knowledge, in its sole judgment made in good faith, would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or the Manager or that would otherwise not be permitted by the Company's charter or by-laws. If the Sub-Manager is ordered to take any such action by the Manager, the Sub-Manager shall promptly notify the Manager of the Sub-Manager's judgment that such action would adversely affect such status or violate any such law, rule or regulation, or the Company's charter or by-laws and shall not be required to take such action. Notwithstanding the foregoing, the Sub-Manager, its directors, officers, stockholders and employees shall not be liable to the Manager, the Company, or the Company's stockholders for any act or omission by the Sub-Manager, its directors, officers, stockholders or employees except as provided in Section 10 of this Agreement.

         SECTION 8. Compensation. For services hereunder, the Manager shall be compensated in accordance with Exhibit B, attached hereto. If this agreement terminates at any time other than the end of a calendar quarter, the last quarterly fee shall be prorated based on the portion of such calendar quarter during which this Agreement was in force.

         SECTION 9. Custodian. Securities representing Company mortgage investments shall be held by a custodian duly appointed by the Company, and the Sub-Manager is authorized to give instructions to the custodian with respect to all investment decisions regarding such mortgage investments. Except as provided in Paragraph 2 above, nothing contained herein shall be deemed to authorize the Sub-Manager to take or receive physical possession of any of the mortgage investments for the account of the Company, it being intended that sole responsibility for safekeeping thereof (in such investments as the Sub-Manager may direct) and the consummation of all purchases, sales, deliveries and investments made pursuant to the Sub-Manager's direction shall rest upon the custodian.

         The Sub-Manager is authorized to enter into Tri-Party Repurchase Agreements and sign the standard PSA tri-party agreement (the "Tri-Party Agreement") on behalf of the Company and the subcustodian thereunder is authorized to act as a subcustodian for the Company mortgage investments involved in any tri-party repurchase agreement pursuant to such Tri-Party agreement.

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         SECTION 10. Limits of Sub-Manager Responsibility. The Sub-Manager
assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Manager or the Company in following or declining to follow any advice or recommendations of the Sub-Manager, including as set forth in Section 7 of this Agreement. The Sub-Manager, its directors, officers, stockholders and employees will not be liable to the Manager, the Company, or the Company's or any subsidiary's shareholders for any acts or omissions by the Sub-Manager, its directors, officers, stockholders or employees under or in connection with this Agreement, except by reason of acts constituting bad faith, willful misconduct, negligence or reckless disregard of their duties. The Manager shall reimburse, indemnify and hold harmless the Sub-Manager, its stockholders, directors, officers and employees of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, (including attorneys' fees) in respect of or arising from any acts or omissions of the Sub-Manager, its stockholders, directors, officers and employees made in good faith in the performance of the Sub-Manager's duties under this Agreement and not constituting bad faith, willful misconduct, negligence or reckless disregard of its duties.

         SECTION 11. No Joint Venture. The Manager and the Sub-Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

         SECTION 12. Resignation or Removal of the Sub-Manager. The Sub-Manager may be removed by the Manager or may resign upon 30 days' notice in writing. On the effective date of the removal or resignation of the Sub-Manager or as close to such date as is reasonably possible, the Sub-Manager shall provide the Manager with a final report containing such information concerning the Company's mortgage investments as the Manager may reasonably request.

         SECTION 13. Assignment, Changes in Organization of Sub-Manager. Unless the Manager expressly consents thereto in writing, any assignment (as defined in the Investment Advisers Act of 1940) by the Sub-Manager of this Agreement shall automatically terminate this Agreement. If the Sub-Manager hereunder is converted into, merges or consolidates with or sells or transfers substantially all of its assets or business to another entity, the resulting entity or the entity to which such sale or transfer has been made shall notify the Manager of such sale or transfer and shall become the Sub-Manager hereunder only if the Manager specifically so consents in writing.

         SECTION 14. Release of Money or Other Property Upon Written Request. The Sub-Manager agrees that any money or other property of the Company held by the Sub-Manager under this Agreement shall be held by the Sub-Manager as custodian for the Company, and the Sub-Manager's records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company. Upon the receipt by the Sub-Manager of a written request signed by a duly authorized officer of the Company or the Manager requesting the Sub-Manager to release to the Company any money or other property then held by the Sub-Manager for the account of the Company under this Agreement, the Sub-Manager shall release such money or other property to the Company within a reasonable


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period of time, but in no event later than 30 days following such request. The
Sub-Manager shall not be liable to the Manager, Company, or the Company's or a subsidiary's stockholders for any acts performed or omissions to act by the Company or the Manager in connection with the money or other property released to the Company in accordance with this Section. The Company shall indemnify the Sub-Manager, its directors, officers, stockholders and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Sub-Manager's release of such money or other property to the Company in accordance with the terms of this
Section 14. Indemnification pursuant to this provision shall be in addition to any right of the Sub-Manager to indemnification under Section 10 of this Agreement.

         SECTION 15. Notices. Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

                  (a) If to the Manager or the Company:

                          Friedman, Billings, Ramsey Investment Management, Inc. 1001 Nineteenth Street, North
                          Arlington, Virginia 22209
                          Attention:  Robert S. Smith, Esq.

                          or by facsimile to (703) 312-9756

                  (b) If to the Sub-Manager:

                          BlackRock Financial Management, Inc.
                          345 Park Avenue, 30th Floor
                          New York, NY  10154
                          Attention:  Henry Gabbay, Chief Operating Officer

                          or by facsimile to (212) 935-1370

         Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 19 for the giving of notice.

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         SECTION 16. Binding Nature of Agreement; Successors and Assigns. This
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

         SECTION 17. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

         SECTION 18. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia, notwithstanding any Virginia or other conflict-of-law provisions to the contrary.

         SECTION 19. Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

         SECTION 20. Costs and Expenses. Each party hereto shall bear its own costs and expenses incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matters incident thereto.

         SECTION 21. Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

         SECTION 22. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

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         SECTION 23. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

         SECTION 24. Investment Manager Brochure. The Manager hereby acknowledges that it has received from the Sub-Manager a copy of the ADV Form,
Part II, as currently filed, at least forty-eight hours prior to entering into this Agreement.



                             SIGNATURE PAGE FOLLOWS


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         IN WITNESS WHEREOF, the parties hereto have executed this Management
Agreement as of the date first written above.

                                 BLACKROCK FINANCIAL
                                 MANAGEMENT, INC.



                                 By: /s/ Lawrence D. Fink
                                     ------------------------------------------
                                     Name:  Lawrence D. Fink
                                     Title: Chairman and Chief Executive Officer



                                 FRIEDMAN, BILLINGS, RAMSEY
                                  INVESTMENT MANAGEMENT, INC.



                                 By: /s/ Nicholas J. Nichols
                                     ------------------------------------------
                                     Name:  Nicholas J. Nichols
                                     Title: Principal



                                 Agreed to:

                                 FBR ASSET INVESTMENT CORPORATION



                                 By: /s/ William R. Swanson
                                     ------------------------------------------
                                     Name:  William R. Swanson
                                     Title: Chief Operating Officer


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                                   Appendix A
                             MORTGAGE LOAN PORTFOLIO

                         Proposed Investment Guidelines



The Portfolio................   The Mortgage Loan Portfolio (the Portfolio) is a
                                separate account managed by BlackRock Financial
                                Management (BFM) for the benefit of the FBR
                                Asset Investment Corporation (the Corporation).

Investment Objective.........   The Portfolio will consist of qualifying REIT
                                mortgage assets that will earn both a positive spread to their funding costs and an attractive return on capital. Once the Corporation is fully invested in REIT securities, approximately 15% of the Corporation's total equity will be allocated to the Portfolio. This equity will be levered in order to meet the 55% qualifying
                                "Non-RIC" asset requirement.

Duration Guidelines..........   The Portfolio will be managed with a very low
                                duration target.

Asset Guidelines.............   Following are eligible investments:

                                Loans secured by residential properties and agency and non-agency mortgage-backed securities backed by loans secured by residential and multifamily properties including, but not limited to 1) pass-throughs, 2) project loans, and 3) adjustable rate mortgages (further details follow in Appendix A1);

                                The Portfolio may only invest in U.S. dollar denominated securities.

                                The Portfolio may use interest rate swaps and/or exchange traded options for purposes of yield curve management and maintaining a target duration.

                                The Portfolio may purchase private placement or Rule 144A securities.

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Credit Criteria..............   Securities must be rated investment grade or
                                better by a national recognized credit rating agency at the time of purchase.

                                In the event that a Portfolio investment is downgraded below these credit quality guidelines, the Investment Manager shall notify the Corporation and provide an evaluation and a recommended course of action.

Leverage.....................   The Portfolio may enter into reverse repurchase
                                agreements. Other financing strategies will be used from time to time with the prior approval of the Company.

Reinvestment of Income.......   All investment income of the Portfolio and
                                capital gains, if any, will be added to the assets of the Portfolio.

Custodian....................   As selected by the Corporation.

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                                   Appendix A1

                     DESCRIPTION OF MORTGAGE LOAN PORTFOLIO


Overview

BlackRock Financial Management (BlackRock) will be the sub-advisor on the Mortgage Portfolio. The investment objective of the Mortgage Portfolio is to manage a portfolio of qualifying REIT mortgage assets that will earn both a positive spread to their funding costs and an attractive return on capital.

BlackRock intends to invest primarily in the following three sectors of the mortgage market:

         1. Whole-pool agency pass-through securities

         2. Non-conforming residential mortgage loans

         3. Project loans.

These sectors are described below.


Agency Pass-Through Securities

BlackRock will buy agency pass-through securities that represent 100% interest in the underlying conforming mortgage loans ("whole pools"). Most of the loans will fully amortize over the terms of their mortgages, but some may require a "balloon" payment upon maturity. Conforming loans comply with the underwriting requirements for purchase by one of the following agencies: Federal Home Loan Mortgage Corporation (FHLMC), Federal National Mortgage Association (FNMA), and Government National Mortgage Association (GNMA). Under current requirements, conforming loans must be secured by first liens on single-family residential properties that comply with requirements governing original outstanding principal balances, loan-to-value ratios, and various other underwriting criteria.

These securities do not bear the risk of credit loss due to defaults as they are guaranteed by the agencies. GNMA is a wholly owned corporate instrumentality of the U.S. Government within the U.S. Department of Housing and Urban Development
(HUD) and, therefore, its guarantee is backed by the full faith and credit of the U.S. Government. FNMA and FHLMC are government-sponsored agencies that are not backed by the full faith and credit of the U.S. Government, although they have implicit government guarantees.

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Agency securities may be collateralized by either fixed or adjustable coupons.
Fixed-rate mortgage loans have a constant coupon over the life of the loan, generally 15 or 30 years. BlackRock will generally buy seasoned, short weighted-average maturity ("WAM"), fixed-rate securities. BlackRock will also invest in securities backed by adjustable-rate mortgage ("ARM") loans, which provide for the periodic adjustment of the coupon. The coupon is set as the sum of a fixed margin and an index, subject to certain periodic and life-time interest-rate caps. The most common reference indices for ARMs are the Constant-Maturity Treasury Indices (CMT), LIBOR, and the CD rate. Agency securities may also include hybrid ARMs, which are securities that have an adjustable coupon for an initial period and thereafter a fixed coupon.

Mortgage loans are subject to prepayment risks. The rate at which prepayments occur on mortgage loans will be affected by a variety of factors, including current interest rates and economic, demographic, tax, social, legal, and other factors. Generally, prepayments increase when interest rates fall and decrease when interest rates rise. To the extent that actual prepayment rates are different than originally anticipated, the yield on and duration of investments in mortgage loans may be adversely affected. This may adversely affect the expected rate of return on the investments. BlackRock will seek to manage this risk through constant monitoring of the portfolio and an active funding and hedging program.

The markets for all of these assets are very liquid and BlackRock intends to purchase them from various Wall Street broker/dealers.


Non-Conforming or "Whole-Loan" Mortgages

BlackRock will also buy non-conforming adjustable-rate and hybrid mortgage loans and securities collateralized by such loans. Non-conforming mortgage loans are loans secured by first liens on single-family residential properties that do not qualify for purchase by FHLMC, FNMA, or GNMA. Non-conforming loans generally have outstanding principal balances in excess of agency-program guidelines or are issued based upon different underwriting criteria than those required by the agencies.

Pass-through securities collateralized by non-conforming loans (private pass-through securities) are issued by originators of and investors in mortgage loans, including savings and loan associations, mortgage banks, commercial banks, investment banks, and special-purpose subsidiaries of those instruments. Although these securities are generally structured similarly to the GNMA, FNMA, and FHLMC securities, they typically are not guaranteed by an entity having the credit status of one of the agencies and, therefore, generally offer higher yield than their agency counterparts. Although some credit risk does exist for both whole loans and whole loan-backed securities, historical losses from well-underwritten loan packages are extremely small.

While less liquid, there are active markets for both whole loans and securities collateralized by these loans. BlackRock intends to purchase these assets from various Wall Street dealers and mortgage originators. As an example, BlackRock has identified for purchase loans originated by Merrill Lynch as an attractive source of product. These loans are uncapped adjustable-rate mortgage loans that Merrill Lynch offers to its brokerage clients ("Prime First" Program).

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Putable and Non-Putable FHA/GNMA Project Loans

Project loans are government-insured (via FHA insurance or GNMA guarantee) two-part financing vehicles that (i) finance the construction or rehabilitation of multifamily residential housing and healthcare facilities and (ii) provide permanent financing for the project once construction is completed. The loans can have final maturities as long as forty years and, unlike single-family mortgage loans, often contain explicit call protection in the form of prepayment lock-outs or prepayment penalties that can last up to ten years. Project loans are sold as either single-loan participation or multiple-loan pools. Many project loans issued prior to 1984 contain a put-option provision which permits the loans to be assigned to HUD after twenty years.

Project loans are administratively complex, demanding significant knowledge of the project loans and the mortgage market in general. As a result of their complexity and various operational concerns, the market for these loans is less liquid than traditional mortgage loans.

Default risk is largely mitigated with project loans, since the FHA and GNMA insures the loans against default. FHA-insured project loans are effectively 99% insured, while GNMA-backed project loans are 100% insured.

One major advantage of these securities, relative to residential loans and securities, is that their cash flows are generally more stable. Non-putable project loans exhibit very stable cash flows over the first ten years of their term, owing to the explicit call protection of the loans. At the end of the call-protection period, the loans are fully prepayable. However, the greater costs associated with refinancing multifamily housing are a disincentive, even for loans at above market rates. The long maturity of the loans poses extension risk in the event of a significant rise in rates.

Putable project loans do not possess significant extension risk due to the ability to assign the loans to HUD. However, the loans generally do not possess significant call protection, because most of the loans are seasoned and, therefore, well into their lock-out period. Most putable project loans are lower-coupon issues, providing little incentive for the mortgagor to refinance based on changes in interest rates.

Project loans offer a significantly higher yield than single-family mortgage loans and, as mentioned above, these loans offer more stable cash flows than single-family mortgage loans due to their explicit prepayment protection, making them a unique asset class in the mortgage market. The value of the call-protection feature has increased as the single-family market has become more efficient in exercising imbedded refinancing options. On an option-adjusted-spread (OAS) basis, project loans are estimated to be at least thirty basis points cheaper than single-family mortgage loans.

BlackRock intends to purchase these assets from various Wall Street broker/dealers and mortgage originators.


Sample Portfolio of November 10, 1997

---------------------------------------------------------------------------------------------
                                         Allocation Range      Yield Range     Duration Range
         Asset Class
---------------------------------------------------------------------------------------------
 Short-WAM Pools                              8-12%             6.25-6.75%      2.00-2.50
---------------------------------------------------------------------------------------------
 Agency ARMs                                 15-25%             6.00-6.50%      0.50-1.00
---------------------------------------------------------------------------------------------
 Hybrid ARMs                                  8-12%             6.75-7.25%      1.75-2.25
---------------------------------------------------------------------------------------------
 Whole-Loan ARMs (ML Prime First)             8-12%             6.75-7.25%      0.25-0.75
---------------------------------------------------------------------------------------------
 Whole-Loan ARMs                             15-25%             6.25-6.75%      0.50-1.00
---------------------------------------------------------------------------------------------
 Putable Project Loans                        8-12%             6.25-6.75%      2.50-3.50
---------------------------------------------------------------------------------------------
 Non-Putable Project Loans                   15-25%             6.50-7.50%      4.50-5.50
---------------------------------------------------------------------------------------------
 Total Portfolio                               100%             6.25-7.00%      1.50-2.50
---------------------------------------------------------------------------------------------


Timing of Investments

It is anticipated that once the Company is fully invested in equity REIT securities, approximately 15% of the Company's total equity capital will be allocated to the Mortgage Loan Portfolio. This equity will be levered in order to meet the 55% qualifying "Non-RIC" asset requirement. Assuming total equity capital of $300 million, approximately $45 million will be allocated to the Mortgage Loan portfolio. Once fully invested, the portfolio will typically have leverage in the range of 6:1 to 9:1 (debt to equity), implying a total Mortgage Loan Portfolio of $300 million to $450 million.

In order to build a portfolio of this size, BlackRock will begin to invest in these securities as soon as possible after the closing date. While all of the sectors discussed above have fairly liquid markets, BlackRock would begin by investing in the most liquid sectors (agency securities), and slowly building toward our target allocations over a six-to-nine month time frame. The timing of investments and the amount of leverage in the portfolio will ultimately be a function of not only the availability of appropriate product, but also the timing and leverage of the non-Mortgage Loan Portfolio.

Funding/Hedging Strategy

The portfolio will be funded with equity, as well as with LIBOR-based collateralized borrowings. Derivatives may be used to effectively lock in longer-term funding costs to better match the maturities of the liabilities with the maturities of the assets. BlackRock will seek to manage the interest-rate risk of the portfolio's mark-to-market and net interest margin through the use of derivatives, as well as the asset-liability structure of the portfolio. One such measure of this risk is "duration," which measures the portfolio's sensitivity to changes in interest rates. The duration target of the portfolio's net assets (total assets less liabilities) will generally be set at very low levels.

Some of the derivatives used to manage interest-rate risk will include interest-rate swaps and caps. Interest-rate swaps are arrangements whereby parties "swap" interest payments. The most common type of swap is one in which the two parties exchange fixed- for floating-rate payments. For example, if the rate to swap 5-year fixed for 3-month LIBOR is ten percent, the fixed payer will make fixed payments equal to ten percent per annum and receive 3-month LIBOR. Swaps will be used for asset-liability management in that they will allow investors to swap floating-rate liabilities into a fixed rate.

Interest-rate caps, also referred to as interest-rate ceilings, allow the purchaser to "cap" the contractual rate associated with a floating-rate liability. The seller of the cap pays the purchaser any amount above the periodic capped rate on the settlement date. As mentioned above, the coupons of adjustable-rate mortgages are usually subject to certain periodic and life-time interest-rate caps. Purchasing caps allows the investor to effectively uncap the portfolio's ARM positions or, alternatively, to cap the portfolio's liability costs.

Sample Asset-Liability Position as of November 10, 1997

Leverage Ratio:   7:1 (debt to equity)

------------------------------------------------------------------------------
                          AMOUNT            NET YIELD       DURATION
------------------------------------------------------------------------------

Assets                   $360,000             6.40%           2.00

Liabilities              $315,000             6.00%           0.25
                      including hedge         6.25%           2.00

------------------------------------------------------------------------------
Net Assets                $45,000             7.45%           0.00
------------------------------------------------------------------------------

                                   Appendix B

As compensation for rendering services under the Investment Manager Agreement, the Sub-Manager shall be paid a quarterly management fee in arrears at the annual rate of 0.20% based on the average gross asset value of each calendar quarter (calculated as the average of the beginning and ending gross asset value of the calendar quarter) with a minimum annual fee of $100,000. The Sub-Manager will be reimbursed for reasonable out-of-pocket expenses incurred in connection with managing the Mortgage Assets, including travel, meals, hotels, and other miscellaneous expenses. The Sub-Manager agrees that the aggregate amount of such expenses shall not exceed $15,000 annually, without the prior approval of the Manager. The Sub-Manager shall also receive options equal to 1/2% of common shares outstanding on the closing date of the initial private placement of the Company. The options will have a strike price of $20.00 (the initial price), have a ten year term and may be exercised at any time at the Sub-Manager's discretion.